Mr. Jeffrey Berkowitz
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Assignment Agreement (the "Agreement")

Jeffrey Berkowitz	5 Morningside Drive Livingston, NJ 07039 hereinafter called the "Assignee"; and
Walgreen Co.	hereinafter called "Walgreens" or the "Home Company" of the Assignee have entered into the following Assignment Agreement (hereinafter called the "Agreement") concerning the terms and conditions of the Assignee's assignment to Switzerland

1.	Assignment and Contract Period

Host Country / Place of Assignment (Country, City)
Bern, Switzerland -- Assignee shall, however, also travel to other locations at such times as may be appropriate for the performance of Assignee's duties under this Agreement. In the event this assignment is extended or a new assignment occurs, a new written agreement shall be executed.  Assignee is subject to reassignment to any of the Company's locations throughout the world.  Such reassignment will depend on the future needs of the Company.

Host Company	Walgreen Boots Alliance Development Corporation GMBH
Assignee's Position / Main Duty and/or Project Assignment (Job Description in Annex 1)
President, Walgreens Boots Alliance Development Corporation.  As the senior-most executive in the Walgreens Boots Alliance Development Corporation [WBAD], the job is responsible for the creation and development of a legal entity which will become the largest purchaser of generic pharmaceuticals in the world, as well as the global leader for all branded pharmacy relations and related development programs.

Assignee's Superior (Name, Title)	Wade Miquelon, Chief Financial Officer and President, International
Contract Period (From-To)
This assignment will begin on or after approval of entry into Switzerland (estimated to be January 1, 2013) estimated to end three years following (with possible 2 year(s) of extension with agreement by both parties).

Home Country / Domicile	United States
Home Company	Walgreen Co. ("Walgreens" or the "Company")
Home Company Manager (Name, Position)	Wade Miquelon, Chief Financial Officer and President, International
Family	Assignee's wife and three children

In the following we outline the terms and conditions of your assignment to Bern, Switzerland which will begin on or after the date your entry to work in Switzerland is approved by the appropriate authorities.

This Agreement regarding your assignment and the benefits contained herein are contingent upon you being authorized to work and reside in Switzerland. If you lose your authorization to work in Switzerland at any time, for any reason during this assignment, you will have to return immediately to your Home Country.  All costs involving the securing of required visas, passports, work and residence permits and other related documents for Assignee and Assignee's accompanying family members will be paid or reimbursed by the Company.

This Agreement is based on the Global Assignment Policy – Long Term for employees of Walgreens dated October 1, 2012 (hereinafter referred to as the "Policy"). All capitalized terms used herein shall have the meaning set out in the Policy unless described herein.

1.	Responsibilities

The Assignee undertakes to perform his/her duties in line with the Job Description (as further described in Annex 1) in accordance with the directions of the Host Company and promoting the interests of the Host Company and all affiliated companies.

During the Contract Period, the Assignee undertakes to abstain from any competing employment contract and any other paid activity than the Assignment as stated herein. The Assignee shall in all of his/her activities remain loyal to the Home and Host Companies and shall refrain from any action contrary thereto.

The Assignee undertakes to observe the local laws and respect the customs of the Host Country. The Assignee shall not give any public statements concerning the Host Country without the permission of the Host Company.

2.	Compensation during the Contract Period -- The elements of this Agreement are based on Walgreen's policies and prior discussions with the Company, but may change at the Company's discretion.

2.1.	Base Salary

During the Contract Period, the Assignee will be paid the following annual base salary:

Annual Gross Salary	$600,000
Place of Payment	Paid monthly via normal payroll
Currency	US Dollars
Period / Time of payment	Monthly
Paid by	Walgreens

2.2.	Bonus

Based on Assignee's position, Assignee will be eligible to participate in the Walgreen discretionary corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31, and is subject to the board's approval of each year's bonus.  The current bonus target for your position is 80% of your bonus eligible earnings as defined in the Management Incentive Plan and objectives and targets will continue to be set by the board of Walgreens, at their absolute discretion.

2.3.	Long-Term Incentives

Assignee will be eligible for long-term incentive awards, based on the Assignee's level and position.

2.4.	Profit-Sharing Scheme

Assignee will continue to participate in the US profit sharing plan pursuant to Assignee's existing election to participate.

3.	Relocation Allowances

3.1.	Goods and Services Allowance

In addition to Assignee's base salary, the Company will pay to Assignee a Goods and Services Allowance.

The allowance will be paid monthly with your base salary and is intended to contribute toward a variety of incidental expenses that may be incurred as a result of working in Switzerland, which may differ from one person to the other, and is in lieu of any other expatriation benefits unless expressly stated.

The allowance will be reviewed every six months and will be adjusted, either upward or downward, to reflect changes in the economic tables or other events, such as changes in base salary or tax tables, unusual economic events, or changes in the number of dependents.

3.2.	Home Finding Trip

Walgreens will provide one trip to the host country for the Assignee and their spouse/partner to visit the host location to procure host location housing and, if applicable, final school selection for children.  The trip should not exceed five days, excluding transit time.
The Assignee will be compensated for expenses (including airfare, lodging, transportation, and meals) in accordance with Walgreens' business travel policy.

3.3.	Housing Allowance

The maximum monthly Housing Allowance during the Contract Period will be determined in accordance with the Policy and will be paid out on a monthly basis or paid directly to the landlord by the Company. Should the actual housing costs be lower than the budget allowed for, the Assignee will be entitled to retain the difference. Any excess accommodation costs will be to his/her own account.  Standard house upkeep such as house cleaning will be at Assignee's personal expense.

3.4.	Company Car / Car Allowance

The Assignee will be entitled to two Car Allowances during the Contract Period. The allowance will be determined in accordance with policy and will be paid out in equal monthly installments or paid directly by the Company.

3.5.	Home Leave

To maintain home country ties, the Assignee and their accompanying family members are eligible for the choice of:
•
one home leave trip per 12-month period to the United States.  The Company will reimburse round-trip airfare, hotel and ground transportation for the Assignee and their accompanying family members, per Walgreens travel policy, or

•
one allowance (amount to be determined pursuant to the Policy) per 12-month period for the Assignee and their accompanying family members to travel to the United States for the purpose of home leave, payable upon receipt of home leave travel receipts.

All receipts for home leave travel must be submitted to Weichert for tax purposes.

The Company will not allow the carryover of any unused home leave trips. The Assignee is expected to obtain pre-approval for their specific travel dates and visit the Company and coordinate travel with business trips.

3.6.	Initial Transport

The Company will pay for the cost of transportation, according to Policy, for you and your accompanying family members from the Home Country to the Host Country. The cost of the airfare and travel to and from airports is reimbursable providing you retain any relevant receipts.

3.7.	Relocation Expenses Allowance

Immediately prior to the commencement of the assignment, the Assignee will be paid by the Company a relocation allowance in accordance with the Policy to cover all incidental expenses the Assignee may incur associated with his move other than those which will be dealt with separately, as outlined in this Agreement or Policy.

Relocation expenses, will be payable by the Home Country on the Assignee's return to the Home Country according to Policy in effect upon return, unless the employment is terminated for gross misconduct or the Assignee resigns of his/her own volition before three year(s) of the assignment have elapsed.

Should the Assignee undertake a further assignment rather than return to the Home Country, the provisions for the Assignee's subsequent move will be outlined in a new assignment agreement. The relocation arrangements as detailed above will therefore be superseded by the new assignment terms.

3.8.	Mobility Premium

In addition to the Assignee's salary and allowances, the Home Company will pay the Assignee a mobility premium intended to induce the Assignee to accept a role with a non-established entity.  The amount of Assignee's annual mobility premium will be determined in accordance with the Policy, to be paid monthly via normal payroll for the duration of active assignment.

3.9.	Education Allowance

So that Assignee's children receive an education that is consistent with the Home Country educational system, tuition assistance is offered for primary and secondary school levels.  The Assignee will receive an annual allowance to cover tuition, fees and books.  Assignee will not be reimbursed for supplies, uniforms, extracurricular activities and normal transportation.

4.	Working hours

The Assignee's normal working hours during the Contract Period shall correspond to the normal working hours in the Host Country. The Assignee undertakes to work overtime, if considered necessary by the Host Company. The Assignee recognizes the special nature of this Contract, which emphasizes the personal skills and knowledge of the Assignee.

5.	Expenses

The Host Company will pay the expenses related to the Assignee's work against the specification of expenses submitted separately for each expense incurred.

6.	Annual Vacation

During the Contract Period, Assignee will receive annual vacation in accordance with Walgreens policy and practices in the Host Country. The time for taking the annual vacation shall be agreed between the Assignee and the Host Company.

Mr. Jeffrey Berkowitz
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7.	Public Holidays

Public holidays in accordance with the local practice in the Host country shall be observed during the Contract Period.

8.	Social security, pension benefits and other insurances

As long as legally possible, the Assignee will remain subject to social security and the pension fund (or similar scheme) of the Home Country. Further insurance in the Host Country's social security system may be investigated (optional), if needed.

8.1.	Social security

During the Contract Period the Assignee is covered by the Home Country's social security system.

8.2.	Pension Benefits (According to the Walgreen Co. Profit Sharing Plan)

During the Contract Period the Assignee is covered by the Home Company pension scheme.

8.3.	Insurances (According to Annex 3)

The Assignee and his/her accompanying dependents are covered by the following insurances:

8.3.1.	Health Care Insurance

The Assignee's health care insurance policy will remain in force. The Home Company will take care of potentially needed improvements of the policy and exemption application in the Host Country. Local host legislation may, however, require additional coverage.

The health care insurance cost will be advanced by the Home Company and reimbursed by the Host Company.

8.3.2.	Accident Insurance

The Home Country accident insurance plan will remain in force. Local host legislation may, however, require additional coverage.

The accident insurance cost will be advanced by the Home Company and reimbursed by the Host Company.

8.3.3.	Travel Insurance

Travel Insurance for the Assignee and his/her accompanying dependents, covering death, injury, disability and damage to accompanying luggage and third party liability in transfer travel and during the Assignment in accordance with the Home Company's respective policies. The insurance cost will be borne by the Host Company.

8.4.	Salary continuation in case of illness or accident

In case the Assignee, due to illness or accident, becomes unable to work during the Contract Period, he/she is entitled to benefits according to Walgreens Income Protection Plan for Executives.

Mr. Jeffrey Berkowitz
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9.	Taxes

9.1.	Tax Advisor

The Assignee has the sole responsibility for the reporting of the salary and any fringe benefits or allowances to the appropriate tax and other authorities, and sole liability for the payment of any and all taxes payable on the base salary and any fringe benefits or allowances in the Host Country and in the Home Country.

Assignee will be responsible and liable for the submission of Host and Home Country tax returns.  To assist Assignee in this regard, the Company will designate a tax return preparer and pay for the preparation of required tax returns and tax equalization settlement calculations for Assignee for all tax years affected by the assignment.  For purposes of the Company's tax equalization policy, Assignee agrees to either personally provide the Company with a copy of Assignee's completed tax returns applicable to the years of Assignee's assignment or allow the tax return preparer to provide this information directly to the Company for Assignee.

The Assignee shall provide the tax return preparer, on time with all the complete and accurate necessary documents for tax compliance purposes. The Assignee allows the Home Company to submit the relevant salary and other compensation data to the appointed tax consultant. The Assignee is responsible for any fines, interest-payments or any other measurements resulting from providing incorrect or late information to the tax return preparer by him.

9.2.	Tax Equalization

During the Contract Period, Assignee will pay approximately the same U.S. income (federal, state and local) and social security taxes that Assignee would have paid had Assignee remained in Assignee Home Location.  To accomplish this, there will be an amount deducted from Assignee's pay corresponding to the U.S. federal and New Jersey income tax, as well as U.S. Social Security tax, that Assignee would have paid had Assignee lived and worked in the United States ("retained hypothetical tax"). This hypothetical tax will be calculated and deducted from Assignee's compensation and will replace actual withholdings.  After Assignee's tax returns are prepared, Assignee's hypothetical tax will be recomputed to reflect the actual facts for the year ("final hypothetical tax") and the difference between the retained hypothetical tax and the final hypothetical tax will be settled no later than June 15th of the calendar year in which Assignee incurred the expense in which the final hypothetical tax is determined or 60 days after the final hypothetical tax is determined. Assignee will be required to comply with all U.S., state and local and foreign laws regarding personal income and social taxes.  The Company will be responsible for the payment of all U.S., state and local and foreign income and social taxes to which Assignee is liable related to the Contract Period.

10.	Traveling and Representation

10.1.	Travel

The Host Company will pay the travel expenses related to the Assignee's work in accordance with the Company travel policy against the specification of expenses submitted separately for each trip.

10.2.	Representation (Entertainment)

When representing the Host Company, the Assignee's expenses will be paid by the Host Company against the specification of expenses submitted separately for each occasion. Guidelines and budgets for administering these expenses are to be reviewed and approved by the Assignee's superior in accordance with the Company policy.

10.3.	Inventions and Copyright

Subject to mandatory legislation the Assignee agrees that to the extent permitted by mandatory law, all inventions, designs, developments, improvements, writings and discoveries made during the term of this Contract and pertaining to the business conducted by the Assignee shall be the exclusive property of the Host Company.

The Host Company holds the right of use for work results related to intellectual property law and created by the Assignee when fulfilling his/her contractual duties. In particular, the rights to works of authorship (drafts, models, plans, drawings, texts) which the Assignee creates while performing his/her employment activity, whether during the performance of his/her contractual duties or not, including the right to use not yet known at this time, are transferred completely and exclusively to the Host Company.

11.	Termination of the Agreement

11.1.	Regular Termination

This Agreement terminates upon the expiration of the Contract Period without notice.

The Assignee and the Home Company have the right to terminate this Agreement upon 30 days' notice. Unless such notice of termination is due to such actions or omissions of the Host Company that would entitle an Assignee to terminate an employment contract under the corresponding legislation in the Assignee's Home Country with immediate notice, the Assignee shall not be entitled to receive any damages or other compensation, and the Host Company shall be released from its obligation to reimburse the return travel and removal costs of the Assignee and his accompanying family members.

11.2.	Repatriation and contract extension

Repatriation and contract extensions are to be undertaken according to the Policy.

11.3.	Premature Termination by the Home Company

In addition to the grounds for termination, stated in the labor legislation in the Home Country, the Home Company has the right to terminate this Agreement immediately without prior notice in any of the following cases:

a.	The Assignee's project, as described in this Agreement, comes to an end before the expiration of the Contract Period.

b.	The Assignee's disability due to illness or accident exceeds six months.

c.
Due to changes in the Home or Host Company's business activities, production or organization or in case of prevention or refusal from residing or working in the Host Country by the respective authorities or in case of major change in the Host Country situation (political, sanitary and similar) or for reasons of Force Majeure.

d.	In case the government authorities of the Host Country do not grant the necessary permission for the work to be carried out, or if such permission is cancelled.

e.
The Assignee is negligent in the work or general duties towards the Home or Host Company, or otherwise fails to abide by the terms and conditions of this Agreement, or to display good manners and proper conduct.

Any costs associated with a premature termination of this Agreement will be paid in accordance with Policy.

11.4.	Repatriation of Assignee to the Home Company

Upon termination of this Agreement without the termination of the Assignee's employment in the Home Company, the Assignee is immediately transferred to the Home Company and his employment shall continue in accordance with the earlier terms of the employment in the Home Company (unless otherwise agreed). The Contract Period abroad is thereby considered as part of the Assignee's continuous employment in the Home Company.

12.	Confidentiality

The Assignee is obliged to keep those business and trade secrets confidential that he has learned in the Host or Home Company, including, but not limited to any information and data the Assignee has received about the Company or its affiliates' plans, products, drawings, specifications, constructions or methods, contracts, negotiations, salaries, experiments or about any other matter, which, if disclosed by any means, could be against the best interests of or harm financially the Host Company, Home Company and/or any group company, except for matters that have to be disclosed by reason of legal requirements and due to their specific nature. The confidentiality will continue after the termination of the Agreement.

Upon expiration of this Agreement the Assignee shall return to the Host or Home Company all documents related to the business or other activities of the Host or Home Company and all copies and notes that the Assignee may have made thereof.

13.	Restrictive Covenants

The Assignee acknowledges and agrees that he will continue to be subject to any and all restrictive covenants, including Non-Competition, Non-Solicitation, and Nondisparagement agreements under an employment contract, benefit program or otherwise such that the Company may enforce the terms of any and all restrictive covenants to which the Assignee is subject.

14.	Applicable Law and Venue

Unless otherwise stated in this Agreement, the laws of the Home Country shall be applied to this Agreement as far as they do not contradict with the mandatory rules of law in the Host Country.

All disputes arising during the period of this Agreement and/or directly or indirectly relating to or arising out of this assignment including, but not limited to, claims of discrimination arising under state or federal law, the termination thereof, and/or to the interpretation and/or implementation of this Agreement, will exclusively be subject to arbitration.  Except, any claims for injunctive relief to enforce the provisions herein relating to confidential information and restrictions in post-employment activities shall be brought in state or federal court located in Chicago, Illinois.  The arbitration will be held in Chicago, Illinois in the United States of America, and will be governed by the rules as established at that time by the American Arbitration Association.  This Agreement and all matters in dispute related thereto shall be governed by Illinois substantive law without regard to its conflict of law rules.

In no event shall the choice of law be predicated upon the fact that the Company is incorporated or has it corporate headquarters in a certain state.

15.	Other Terms And Conditions

Other terms and conditions not expressly covered in this Agreement shall be governed by the Policy and the standard regulations and policies of the Host Company.

16.	Business Conduct

Assignee is expected to comply with the United States Foreign Corrupt Practices Act and the U.K. Bribery Act, the Company's Code of Business Conduct, and with all applicable laws concerning governmental payments.  Except as permitted under the express written policies of the Company, Assignee shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, or to any foreign political party or candidate for or incumbent in any foreign political office, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business.

17.	Withholding/Deductions

All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for taxes (federal, state, local, foreign or otherwise) to the extent agreed to by Assignee or required by applicable law.

18.	Internal Revenue Code Section 409A

Certain payments, reimbursements, and benefits to be made to an employee under the Policy may be subject to Section 409A of the US Internal Revenue Code ("Section 409A").  The Company intends that this Agreement and the Policy will be administered and interpreted in accordance with Section 409A so that amounts payable under the Agreement or Policy shall be exempt or compliant with Section 409A.  If any provision of the Policy is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments comply with Section 409A.  Any benefits or amounts payable under the Policy upon an employee's termination of employment that constitute deferred compensation under Section 409A (i) shall be paid only if such termination constitutes a separation from service under Section 409A, and (ii) if an employee is a "specified employee", the payment shall be delayed until six months and one day from the date of termination of employment.

Any reimbursement of benefits will be made not later than the last day of an employee's taxable year following the year in which the related expense was incurred (subject to the employee providing any required supporting documentation) in accordance with Treas. Reg. Section 409A- 3(i)(1)(iv).  Any reimbursement payments due to an employee shall not be subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that an employee receives in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that an employee will receive in any other taxable year.

Any amounts payable to an employee pursuant to any tax equalization agreement (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) shall be made not later than the last day of the employee's second taxable year following the year in which the employee's U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second taxable year following the latest such taxable year in which the employee's foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.   In the event of a tax  audit, litigation or other tax proceedings related to the Policy, supplemental tax equalization payments may be made during the period described in Treas. Reg. Section 1.409A-3(i)(1)(v).

The Company makes no representation or warranty and shall have no liability to an employee or any other person if any provisions of the Agreement or Policy is determined to constitute deferred compensation subject to Section 409A of the Code but does not satisfy an exemption from, or the conditions of, Section 409A.

Mr. Jeffrey Berkowitz
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This Agreement is drawn up in two identical copies, one for each party.

Place                          and Date:   Deerfield, IL   11/15/2012

The Home Company

  /s/ Wade Miquelon
Wade Miquelon
Chief Financial Officer, President, International

The Assignee

  /s/ Jeffrey Berkowitz
Name

ANNEXES:
Annex 1                            Job description
Annex 2                            Global Assignment Policy
Annex 3                            Insurance

Mr. Jeffrey Berkowitz
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Annex 1 – Job Description

Job Description – President, Walgreens, Boots, Alliance Development Corporation

Job Classification
System Job Title: President, Walgreens Boots Alliance Development Corporation		Creation Date: 09/03/2012
Version:
Compensation Code: TBD	FLSA Status: Exempt Non-Exempt
EEO Code: 1
Band/Cluster: TBD
Job Level:
Entry Level	Manager without Direct Reports	Executive
Individual Contributor	Manager with Direct Reports	Senior Executive
Team Leader	Director

Job Summary
As the senior-most executive in the Walgreens, Boots, Alliance Development Corporation [WBAD], the job is responsible for the creation and development of a legal entity which will become the largest purchaser of generic pharmaceuticals in the world, as well as the global leader for all branded pharmacy relations and related development programs.

Job Responsibilities (listed in order of importance and/or time spent)
Responsible for the effective establishment of a legal entity for WBAD and for fostering, developing, deploying and achieving the strategy and tactics for becoming the largest purchaser of generic pharmaceuticals in the world and the global leader for all branded pharmacy relations and related programs.

Envisions, crafts, deploys, and is accountable for the creation and effectuation of the global business models, processes, organization structure, and operations of the new business entity
Accountable for managing and enhancing all North American-based purchasing and branded pharma relationships for Walgreens via a new globally-matrixed organization
Responsible for developing the physical office in Berne, Switzerland and for the development of staffing, resource allocation, fiscal operations, local national legislative and regulatory compliance, etc.

The job incumbent will be a member of the Board of Directors of the WBAD legal entity and will be a fiduciary of the firm and will act in good faith with all domestic [Swiss] and international requirements.

Responsible for next phase planning resulting from the expansion and operationalization of the Walgreens/Alliance Boots strategic plans, to include the inclusion of additional purchasing areas, product and initiatives development, and various WAG/AB headquarters activities.

Functions as the senior-most Walgreens executive based outside of the United States that is empowered and expected to act in the broadest possible sense, within the confines of an approved delegation of authority, in various day-to-day decisions as it relates to the Alliance Boots partnership and other international activities.

Functions as a key ambassador to AB by representing and protecting Walgreens interests while concurrently ensuring optimal collaboration and partnering.
Leads a team comprised of team members in the optimization of results and provides coaching, counseling, feedback, and, where necessary, discipline to such team members.

Mr. Jeffrey Berkowitz
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18.1.1.Supervisory Responsibilities
Does this position have supervisory responsibilities? (i.e. hiring, recommending/approving promotions and pay increases, scheduling, performance reviews, discipline, etc.)	No
Yes

Basic Qualifications & Interests (BQIs)
Bachelor's degree and at least of ten (10) years' experience in pharmaceutical purchasing and or pharmaceutical relationship management.
Experience negotiating with outside vendors, including negotiating contracts, prices, resolving service issues and reconciling differences.
Experience in identifying operational issues and recommending and implementing strategies to resolve problems.
Experience developing strategic initiatives which align with business goals and budget.

Fiscal/Budget Requirements:
At least ten (10) years of experience planning, developing, and managing departmental expense and capital budgets.

Management Requirements:
At least ten (10) years of experience directly managing people, including hiring, developing, motivating, and directing people as they work

Travel Requirements: (if required)
Willing to travel up to 75% of the time for business purposes (domestically and/or internationally).

Preferred Qualifications & Interests (PQIs)

Experience leading international operations for a pharmaceutical, retail, and/or healthcare company.
Advanced degree (MBA, JD, PhD)
Experience managing within a matrix environment, accomplishing goals through direct leadership and also indirect influence through support organizations and partners via collaborative relationship building.

Experience integrating domestic and international operations to optimize and align operations.
Experience in an expatriate environment where the incumbent was seconded to a country other than their home country.

Walgreen Co. Long-Term Global Assignment
Relocation Policy
Effective October 1, 2012

Table of Contents

Page
Introduction 1
Executive Summary 2
Eligibility 4
Orientation 4
Pre-Assignment Consultation 5
Immigration and Travel Documents 5
Immunizations and Physical Examinations 5
Review of Terms and Conditions of Assignment 6
Tax Briefing 6
Cultural Orientation Program 6
Language Instruction 7
Mentor Program 7
Dependents 7
Domestic Partner Relationship 7
Spouse/Partner is also an Assignee 7
Family Size Changes 8
Pre-Assignment Trip 8
Homefinding Trip 8
Assignment Compensation and Allowances 8
Salary 9
Incentive Programs and Awards 9
Goods and Services Allowance 9
Host Location Housing and Utilities Allowance 10
Major Appliances 11
Tax Assistance 11
Tax Return Preparation 12
Mobility Premium 13
Hardship Premium 13
Repayment Agreement 13
Relocation Expenses Allowance 13
Home Location Housing 14
Homeowner 14
Homesale 14
Retaining Your Home 14
Renter 15
Costs of Moving to Host Location 15
Shipment of Household Goods 15
Temporary Living 16
Furniture Budget 16
Insurance 16
Household Pets 17
Automobiles 17
Vehicle Lease Cancellation 17
Host Country Transportation 18
Educational Assistance Allowance 18
Primary and Secondary Education 18
Pre-School 18
Tertiary Education 18
Spousal/Partner Career Assistance 18
Effect on Other Compensation and Benefits Plans 19
Destination Services 19
Health and Welfare Benefits 19
Medical Insurance 19
Employee Assistance Program ("EAP") 20
Additional Insurance 20
Leave and Time-Off Benefits 20
Settling-in Time 20
Working Schedule and Public Holidays 20
Home Leave 20
Family Visitation 21
Emergency Leave 21
Emergency Evacuation and Safety 21
End of the Assignment 22
Repatriation Process 22
Position Within Walgreens:  Post-Assignment 22
Lease Termination 22
Cultural Re-integration Assistance 23
Return Shipment of Household Goods 23
Furniture Allowance 23
Return Travel Expenses 23
Spousal/Partner Career Assistance 24
Rental Home Finding Assistance 24
Medical Examinations 24
Relocation Expenses Allowance 24
Sequential Assignments 24
Conversion to the Permanent International Transfer Policy 24
Termination 25
Involuntary Termination 25
Voluntary Termination 25
Retirement 26
Death on Assignment 26
Automobiles 26
Tax Consequences of Remaining in the Host Country 26
Appendix A - Terminology 27
Appendix B - Shipment and Storage Exclusions 29
Appendix C - Home Location Homesale Guaranteed Offer Program 31

Walgreen Co.--
INTRODUCTION

As we expand our business to be the premier global pharmacy-led, health and well-being enterprise, we will be asking some of our team members to live and work on assignment in a "host country," other than their "home country."  We have designed this policy to make the assignment experience reasonable for you and your family, understanding that taking on a global assignment can be disruptive to your work and family life.  Our intent is to provide you with assistance throughout the assignment process, including the return to your home country, and to provide compensation and benefits to you so that you will incur neither a financial loss nor gain as a result of the assignment.

This document explains the global assignment policy for team members of Walgreens family of companies ("Walgreens") and the associated benefits.  This policy applies only when the global assignment is being undertaken at the request of Walgreens and is for a period of more than one year and less than five years.  Assignments of less than twelve months ("Short-Term" assignments) and permanent international transfers are covered under separate policies.  If you remain in the host country after the fifth anniversary following the effective date of employment at the new work location, you will be expected to convert to the Permanent Transfer Policy.

We would like to make transitioning to your host country location a good experience for you and your family.  Therefore, reasonable and necessary expenses that might be incurred in your move have been addressed.  It is our shared responsibility to communicate openly and honestly and to cooperate with one another to ensure the highest level of motivation, morale, and productivity during the relocation process.  Any exceptions to this policy must be approved by the Relocation Governance Committee.

The statements contained in this policy do not create or constitute a contract, or an implied contract of employment or any other kind of binding agreement between Walgreens and any team member.  In addition, nothing in this policy constitutes a contract or guarantee of indefinite employment.  Employment at Walgreens is at will, for no definite term, and is subject to Walgreens' policies, which can be changed from time to time.  As business practices and company needs change, the policies are subject to revision and may be modified or discontinued at Walgreens' discretion.

This policy is administered by the Divisional Vice President of Compensation, Benefits, and Employee Services.  Walgreens reserves the right to change this policy at any time or to amend it, without notice or obligation to anyone.  Any intentional misrepresentation on the part of an team member who is using this policy will automatically terminate all benefits and Walgreens has a right to recover any and all expenditures made or intended for that team member.

YOU WILL BE RESPONSIBLE FOR ANY EXPENSE YOU INCUR OUTSIDE THIS POLICY, UNLESS APPROVED IN WRITING BY THE PLAN ADMINISTRATOR.

Walgreen Co.--

EXECUTIVE SUMMARY

In summary, the following benefits will be provided to you as part of a long-term global assignment:

Initiation Orientation
Upon initiation on a global assignment, you will receive assistance from:  (1) a global assignment counselor; and (2) a tax consultant.  Assistance will be provided once you complete all necessary paperwork.  Walgreens will pay for the cost of these services, directly to the vendor.

Immigration
Walgreens will assist you to obtain the appropriate and required authority to work in the host country.  Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.

Cultural Orientation
Through a Walgreens' designated service provider, you and your dependents will participate in cultural orientation and language instruction programs to understand local customs and culture associated with the host country.

Pre-Assignment Trip	Walgreens will provide one trip to the host country for you and your spouse/partner to assess housing and education options prior to beginning the assignment.
Homefinding Trip	Walgreens will provide one trip to the host country for you and your spouse/partner to procure host country housing and schooling.
Base Salary
Your base salary will remain the same as it was in the home country and you will be eligible for annual merit increases just as you were in the home country.  Salary will continue to be paid in home country currency and through home country payroll.

Incentive Bonus	Bonus eligibility and program will be the same as in the home country.
Equity Awards
You will receive equity awards under the same programs as you were in the home country, unless there are adverse tax consequences for receiving stock awards in the host country.  If this occurs, a suitable financial equivalent will be awarded.

Goods and Services Allowance
You may receive a monthly goods and services allowance based on the difference between the costs of goods in the home country versus the host country.  This will be added to your normal paycheck and will be grossed-up to cover the additional tax liability.

Host Country Housing and Utilities Allowance
You may receive a housing and utilities allowance based on the housing arrangement in the host country, accounting for the difference in housing cost between the home and host countries.  This will be added to your normal paycheck and will be grossed-up to cover the additional tax liability.

Major Appliances	You may receive reimbursement of up to $10,000 USD to pay for the cost of major appliances needed in the host location and will be grossed-up to cover the additional tax liability.
Tax Assistance
Walgreens will assign a tax consultant to help you with the tax implications of a global assignment.  This includes preparing annual federal and state tax returns for both the home and host countries for every year you are on assignment.  In addition, Walgreens will pay the additional tax liability associated with the global assignment, incremental to what you would have paid in the home country on the basic income received.

Relocation Allowance
Walgreens will provide an allowance of $30,000 USD to pay for expenses you will incur for moving to the host country.  This allowance will be remitted in a lump-sum, both upon initiation and then again upon completion of your assignment, and will be grossed-up to cover the additional tax liability.

Home Location Housing	Walgreens will provide assistance with homesale, property management, and rental property lease cancelation based on your home country residence status and length of assignment.
Shipment of Household Goods	Walgreens will provide shipment of your household goods at both the beginning of the assignment and then again upon completion of the assignment.
Furniture Budget
If furnished host location housing is unavailable, you may be eligible to receive a furniture budget to rent or purchase furniture in the host location in lieu of the surface shipment of your household goods.

Transportation
Walgreens assumes you will dispose of your personal automobile(s) at both the beginning and end of the assignment.  You will be reimbursed for the loss on sale of up to one automobile if you are single and two if you are married and your spouse/partner is accompanying you for the duration of the assignment.  Reimbursement is up to a maximum of $5,000 USD per automobile.  Lease cancellation assistance may be provided if applicable.  While on assignment, you may receive a monthly transportation allowance to assist with the cost of gas, maintenance, etc., based on the difference between home and host countries.  This will be added to your normal paycheck and will be grossed-up to cover the additional tax liability.

Dependent Education
Walgreens will provide you with assistance in locating appropriate schooling for your minor dependents attending the equivalent of kindergarten through grade 12 in the U.S. system.  Although it is encouraged to use public schools in the host location, there may be situations where Walgreens will pay the tuition at a reasonably-priced private school.

Spousal Assistance
Walgreens will provide a reimbursement of up to $5,000 USD to further your spouse/partner's personal development, seek employment or secure work permits in the host country and upon returning to the home country.  This allowance will be grossed-up to cover the additional tax liability.

Destination Services	Walgreens will provide destination services to assist you with settling into the host country environment and complying with local requirements.
Healthcare Benefits
In most cases, you will continue to be covered under home country benefits (e.g., medical, dental, life, personal accident, etc.), with access to preferred providers in the host country location.  In some cases, Walgreens may have to arrange for separate coverage through a host country plan or provide supplemental coverage through a global insurance arrangement.

Paid Time Off
You will have five paid days off to settle into host country housing.  Annual paid time off will be in accordance with Walgreens' policies and procedures in the home country.  Public holidays will be subject to host country practice.

Home Leave
An annual allowance will be provided for you and your dependents to travel to the home country.  This allowance will be calculated based upon Walgreens' travel policy.  Absence from work during this leave is to be counted as paid time off.

Family Visitation	Your spouse/partner and/or minor children will be provided with two trips to the host country per year, in accordance with Walgreens' travel policy, who do not relocate to the host country with you.
Repatriation
When the global assignment ends, Walgreens will assist you with the transition back to the home country or to a new global assignment.  This includes return travel, return shipment of household goods, continued tax assistance, and the relocation allowance.

Walgreen Co.--

ELIGIBILITY

This policy applies to full-time employees in a position that is banded in the Execution band and above (according to the U.S. compensation system) who are transferred from their home country to another country at Walgreens' request and are expected to remain in the host country from one to five years.  Any other type of assignment is covered under separate policies.
Where citizens or nationals of one country are hired by Walgreens in another country, the country where the team member is hired/currently working is considered the home country for purposes of this policy.  Also, you are not eligible for this policy if you are a:

•	Team member who voluntarily requests a transfer, and/or
•	Team member with a recent performance rating below 3.0 ("Achieves Expectations")

All global assignments must be approved by the Divisional Vice President of Compensation, Benefits, and Employee Services before any offer or commitment of any kind concerning a global assignment is made.  Applications for exception will be heard by the Chief Human Resources Officer.

Please Note:  Eligibility for assignment is subject to medical clearances, foreign government entry documents or visas, and the acceptance of the terms and conditions outlined in your Letter of Assignment (see section entitled "Review of Terms and Conditions of Assignment").

With respect to the relocation benefits described herein, only one team member per household is eligible for relocation benefits, even if another member of your household is employed by Walgreens.  Relocation benefits will only be authorized for one team member.

Orientation

Accepting a global assignment may be one of the most important decisions you make during your career at Walgreens.  Walgreens will provide assistance with all aspects of this decision and transition.

An important part of your global assignment will be the process for you and your family to move to/from the host country.  Walgreens has selected global vendors such as Weichert Relocation Resources Inc. ("Weichert") and Ernst & Young ("EY") to provide quality services associated with the assignment.

The relocation process will begin with the designation of a global assignment counselor.  Your global assignment counselor is an individual, from Weichert, who is accountable for assisting you with all the details associated with living and working in the host country.  Your global assignment counselor will contact you within 24 business hours of being notified by Walgreens that you are relocating.

Throughout this process, Weichert will act as Walgreens' agent.  Therefore, it is critical that you provide to Walgreens any feedback concerning your experience with this vendor.

Walgreen Co.--

Pre-Assignment Consultation

You and your spouse/partner (when applicable) will receive an introductory briefing from Walgreens' designated global assignment counselor.  This orientation is designed to ensure you have a full understanding of Walgreens' policy, the support that will be offered, as well as an opportunity to discuss any unique circumstances that may exist which require special handling.

IMPORTANT:  You should not take any action toward the assignment, including, but not limited to, booking travel, reserving accommodations, shipping goods, etc., until after this consultation has taken place.

Immigration and Travel Documents

A valid passport is required to apply for a business visa or work permit in the host country.  The nature of your assignment, as well as the length of the assignment, determines the type of visa that may be required.  Some countries require work permits, which can delay entry for noncitizens.

Immigration can be a lengthy process.  Walgreens will coordinate arrangements with an immigration legal representative who will work with you and your family to secure the appropriate immigration documentation for your assignment.  Eligibility for a long-term assignment is contingent upon the team member's successful compliance with passport and/or entry visa and work permit requirements in the host country.   In some host countries it is a criminal offense to have an unauthorized worker in country without the necessary documentation.

IMPORTANT:  You are not permitted to move to the host country and begin the assignment until you have obtained all necessary visas and work permits.  Should the host country border agents refuse to grant leave to enter/remain in line with your visa application, then Walgreens will have no choice but to withdraw its offer of assignment.  Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.

Your accompanying spouse and dependents also will receive assistance from Walgreens in order to obtain the appropriate documentation.  You will be compensated for any directly related fees for obtaining the passports, work and/or residence permits, and visa documents.

Immunizations and Physical Examinations

The availability of medical care in the host country may differ from the medical facilities available in the home country, and you may also be subject to considerable differences in climatic and living conditions.  Any medical issues that may be associated with the assignment should be addressed in advance.  Therefore, you are strongly encouraged to undergo a medical consultation and/or examination before the assignment.  This will afford you an opportunity to be informed of necessary precautions and receive any recommended immunizations/inoculations.  You may incur expenses (if not covered by insurance) for legally required examinations and immunizations/inoculations for you and your family.  You will be expected to pay for these expenses directly, offset by the Relocation Allowance for which you are eligible.

Walgreen Co.--

Review of Terms and Conditions of Assignment

Prior to accepting a global assignment, you will be provided with the following information to become familiar with Walgreens' mobility policies and compensation programs:

1.
Global Assignment Policy outlining general information and specific details of how Walgreens will support you on assignment.  You must return a copy of this policy, with your initials indicated on each page acknowledging you understand and will conform to the terms of the policy.

2.
Letter of Assignment outlining specific job responsibilities and explaining the method of compensation.  You must return a signed copy of the Walgreens Letter of Assignment, acknowledging that you understand and agree with terms and conditions of the assignment.

3.	Assignment Initiation Packet from Weichert Relocation Services.

Tax Briefing

You also should be familiar with Walgreens' tax assistance program and how it applies to you.  Expenses such as housing, the cost of goods and services, and host country income taxes may be "tax assisted."  This is based on the principle that you are only liable for approximately the same amount of taxes as you would have paid had you remained in the home country.

Walgreens will arrange for you to meet with an international tax consultant to review the tax assistance program and to discuss tax-effective planning in relation to your global assignment.  Although the impact of tax assistance on your personal income will be covered, please note that this meeting will not be a financial planning session.

The briefing will review the pre-assignment tax status and tax reporting arrangements in the home country, as well as the tax regulations and reporting requirements in the home and host country during the assignment.  The assignee will also be briefed on the company's procedures for tax payments.

Cultural Orientation Program

To help you better understand local customs and policies associated with the assignment location, if available, you and your family will attend a cultural orientation program.  You and accompanying family members will participate in cultural training through a Walgreens' designated service provider.   A specialist will conduct a needs analysis and work with you to tailor the level of training to your needs.

The types of assistance that may be provided include an introduction and understanding of:

•	The country, its politics, and its history
•	The cultures, customs, and etiquette of the country
•	The impact of the culture's customs and values on work and social life
•	Preparing to work with new colleagues in the host location
•	How to adapt and deal with cultural differences

Walgreen Co.--

Language Instruction

Considering the importance of local language competence in attaining desired business results, language instruction may be necessary as part of your assignment.  Walgreens encourages starting instruction prior to the assignment to assist with the settling-in process.  Based on the location, length, and objective of the assignment, Walgreens will identify the language training best suited for you to make the transition to the host country.

Language instruction will be provided to you and each accompanying family member, age 4 and up, by a Walgreens-designated vendor.  As stated above, the length of the training will vary depending upon the location, length, and objective of the assignment and may be for up to 150 hours.  Additional hours of instruction are available at your own expense.

Mentor Program

Walgreens will select an individual in the home country office to act as a mentor for you during the global assignment, if Walgreens deems this to be appropriate.  The mentor is intended to keep you apprised of relevant issues in the home office and, approximately six months prior to planned repatriation, will work with senior management to identify an appropriate position for you upon return.  When available, a senior human resources representative will also be available to you in both the host and home countries.

Dependents

For purposes of determining eligibility for the relocation provisions of this policy, and for such expatriate benefits as home leave, host country services, etc., a dependent is (unless otherwise defined):

•	Spouse/domestic partner
•
Unmarried children under age 21 for whom the expatriate has legal custody or guardianship and who are dependent upon the expatriate for financial support (or, if full‑time undergraduate students, under age 26 (U.S.) or as appropriate in the home country), including:

o	Legally adopted children or children in the process of legal adoption and who are living with the employee;
o	Children from a former marriage;
o	Stepchildren living with you.

Domestic Partner Relationship

A domestic partner as defined in Walgreens' benefits policy may accompany you only when the domestic partner relationship is not in conflict with immigration or other regulations in the host country.

Spouse/Partner is also an Assignee

If both you and your spouse/partner are on global assignments for Walgreens in the same location, your spouse/partner's assignment-related benefits will be adjusted to ensure your spouse/partner does not receive duplicate benefits.

Walgreen Co.--

Family Size Changes

If your family size changes during the assignment (either an increase due to marriage, birth or adoption, or a decrease due to divorce/separation, death, or a child ceasing to be a dependent or ceasing to reside at the host country with you), all benefits calculated on family size will be updated accordingly.

If you marry during an assignment, or you acquire other new dependent(s) (by birth or adoption, for example), your new dependents will receive, at Walgreens discretion, transportation to the host location and additional shipment of goods.

Pre-Assignment Trip

To help you assess housing alternatives, Walgreens will provide one trip to the host country for you and your spouse/partner to visit the host location and begin the process of home search and, if applicable, school selection for children.  The trip should not exceed five days, excluding transit time.

You will be reimbursed for expenses (including airfare, lodging, transportation, and meals) in accordance with Walgreens' business travel policy.  Dependent children, and/or other family members may accompany you on this trip, and you may utilize company travel resources to book the itinerary.  However, you must reimburse the company for the airfare cost only of the dependents and/or other family members.  Reasonable daycare in home country for dependent children will be reimbursed.  Daycare provided by family members will not be reimbursed.

Homefinding Trip

Walgreens will provide one trip to the host country for you and your spouse/partner to visit the host location to procure host location housing and, if applicable, final school selection for children.  The trip should not exceed five days, excluding transit time.

You will be reimbursed for expenses (including airfare, lodging, transportation, and meals) in accordance with Walgreens' business travel policy.  Dependent children, and/or other family members may accompany you on this trip, and you may utilize company travel resources to book the itinerary.  However, you must reimburse the company for the airfare cost only of the dependents and/or other family members.  Reasonable daycare in home country for dependent children will be reimbursed.  Daycare provided by family members will not be reimbursed.

ASSIGNMENT COMPENSATION AND ALLOWANCES

Walgreens uses a "balance sheet" approach in the form of a cost projection to ensure that you do not substantially gain or lose purchasing power as a result of the international assignment.  Under this approach, your compensation and living expenses are calculated using a statistical norm, which compares a comprehensive "market basket" at your home country work location to the host country work location.

Expenses such as housing, the cost of goods and services, and income taxes are normalized to ensure that, in principle, your out-of-pocket net income is approximately the same amount had you remained in the home country.

Walgreen Co.--

This methodology helps to ensure you are not financially disadvantaged due to the change in living costs you may experience in the host country.  To achieve this, Walgreens protects your home country salary against host country living costs through adjustments, allowances, and expense reimbursement provisions.

Walgreens reserves the right to deliver various elements of global assignment compensation, adjustments, and/or reimbursements in the most tax efficient manner, pursuant to the laws and regulations of each country.  Where the global assignment policy and other Walgreens-provided benefits have inconsistent applications, the assignment policy and local law will determine the final benefit provided to you.

All benefits are provided for you as stated throughout this policy and as detailed in the Letter of Assignment, unless a conflict with host country laws and/or practices requires Walgreens to alter such benefit accordingly.

Salary

Your base salary is determined according to the home country compensation policies and guidelines and denominated in the home country currency.  It is therefore expected that while on assignment, your base salary will not change other than for typical merit and promotional increases.  There should not be an immediate expectation that this assignment qualifies you for a promotion or salary increase.  Your eligibility for these types of recognition remains subject to the standard company processes and practices.  Merit and promotional increases for expatriate employees are reviewed and awarded according to normal home country practice for all employees.

Incentive Programs and Awards

Eligibility requirements and procedures for the various incentive programs will be the same as for other home country team members.  In addition, you will continue to be eligible for equity awards, where legally acceptable.  In certain countries, tax laws may prohibit you from exercising your stock options in a regular manner.  While on a global assignment, you are expected to contact the Walgreens Benefits Department a minimum of two weeks before you exercise any stock options to determine the consequences of exercising options while in the host country.

Goods and Services Allowance

A goods and services allowance may be provided to ensure that you have the equivalent purchasing power of goods and services in the host country as in the home country.  This allowance covers the differences in all living costs except housing, automobile, taxes, and education, which are addressed separately in this policy.  Eligibility for the goods and services allowance begins the day you move into permanent living quarters in the assignment location.  Payment of the allowance will cease when you vacate your host country residence to assume a new global or domestic assignment.

Walgreens' designated service provider will determine the data necessary to calculate the difference in the cost of a comparable market basket of goods and services between the home and host locations.  You are responsible for the portion of costs that would have been used to purchase those goods and services in the home country.  Walgreens will then provide an adjustment/allowance which represents the difference for goods and services between the host location and the home location, and is remitted to you on a monthly basis.  The provider continuously monitors exchange rates and issues regular cost-of-living updates to Walgreens.  The host country allowance will be reviewed every six months and will be adjusted, either upward or downward, to reflect changes in the economic tables.  In addition, the host country adjustment is reviewed when any of the following events occur:

•	Change in base salary
•	Change in tax tables
•	Unusual economic circumstances
•	Change in number of dependents

Differentials between home and host countries will vary by salary, family size, and work location.  Therefore, it is unlikely that employees in the same assignment location will receive identical goods and services allowance.

Host Location Housing and Utilities Allowance

A host location housing allowance is calculated to offset the differential between housing and utilities costs in the home and host locations.  The allowance is designed to help you with the expense of housing and utilities in the host country that would be reasonably expected for a person with your base salary level and family size.  It is not the intent of the company to replicate home country housing, or a particular standard or lifestyle.

The allowance reflects standard housing and utilities costs in the assignment location.  Local real estate professionals identify appropriate living communities for expatriates based on safety and convenience.  Housing differentials based on salary and family size are established by a Walgreens' designated data provider from actual cost surveys in these communities.  The provider updates housing adjustments regularly to accommodate changes in market prices.

If you choose to exceed the housing guideline and/or allowance provided to you, the excess spending is your responsibility.  Alternatively, if you do not spend the entire amount of the housing allowance as set by the provider research, the difference is yours to retain.

In certain countries it is more tax effective for Walgreens to pay housing costs directly to the landlord than it may be to provide a housing adjustment to you.  In those cases, the lease will be in Walgreens' name and Walgreens will pay the rent directly to the landlord.  This provision will be offset by the cost of housing in the home country that a person of your income and family size would be reasonably expected to spend.

Walgreens will pay the cost of any required finder's fees, tax stamps, and security deposit, as well as any other normal and reasonable costs related to the lease agreement.  Walgreens also will pay for residence insurance and specific maintenance charges included in the lease agreement.  Prior to signing any lease, you must contact your global assignment counselor.  To the extent there are incremental costs due to your choice of a home that exceeds the guidelines and/or allowance, Walgreens will expect you to cover the incremental costs from your personal income.

The housing allowance is reviewed from time to time, or in conjunction with the renewal of your lease.  This adjustment will be adjusted either upward or downward to reflect changes in the economic tables.

Walgreen Co.--

Due to the legal, tax, and currency fluctuation implications, you are discouraged from a new home purchase in the host country.  If at any time during your global assignment you decide to purchase a home in a foreign location, Walgreens will not provide you with a secondary housing and utilities adjustment or financial assistance of any kind for this purchase.  You will be fully responsible for any adverse tax implication you may experience as a result of purchasing a home in a foreign location.

Major Appliances

Walgreens will reimburse up to a maximum of $10,000 USD, to be submitted on an expense report with related receipts in the host location, for the purchase of the following major appliances when such appliances are not provided in rental accommodations in the host location and shipping from the home location is not appropriate:

•	Cooking range
•	Washer
•	Dryer
•	Microwave
•	Television
•	Refrigerator
•	Freezer
•	Dishwasher

Major appliances are defined as appliances that require installation.  Any other appliances are considered "small" and are assumed to be included in the Relocation Allowance benefit included in this policy.

Upon completion of the assignment, you may sell these items and keep any proceeds you may receive.

This benefit will be grossed‑up for the additional tax liability.

Tax Assistance

Walgreens recognizes that the actual income and social taxes while on a global assignment are different from what they would have been in the home country.  This is because:

1.	You may be subject to income tax in the host country, home country, or both. This depends on the applicable home/host country tax laws, the length of your assignment, and income tax treaties, etc.
2.	In addition to your regular taxable income (e.g., base salary, bonus, etc.), supplemental adjustments that you may receive are also generally taxable in one or both of the countries involved.

To eliminate concerns over these complications, Walgreens has formalized a full tax assistance policy that covers your Walgreens-based income earned while you are on assignment.  The objective of this policy is to neutralize the tax effect this assignment may have on you, so that in principle your net tax obligation is approximately the same had you remained in your home country.  The income covered by the tax assistance policy is strictly limited to the income you earn as a Walgreens employee, and excludes income earned by your spouse or dependents in the home or host country.

Walgreens will arrange for you to meet with an international tax consultant to review the tax assistance program and to discuss tax-effective planning in relation to your international assignment.  You will be provided with one in-person or telephonic meeting while still in your home country to discuss home country tax implications and one meeting once you arrive in your host country to discuss host country tax implications.  As part of these meetings:

•	The tax consultant will calculate a hypothetical tax liability based on your estimated covered compensation plus any estimated personal income or loss.
•
This hypothetical tax liability represents approximately the amount of income tax that you would have experienced had you remained in your home country, and it will be deducted from your salary each pay period.

•
Each year, after your personal income tax is prepared, the tax consultant will do a final income tax liability calculation based on actual covered compensation plus personal income or loss.  This actual calculation also takes into account the differences in tax rates between the home and host countries.

•
Walgreens will be responsible for the difference between the hypothetical tax liability amount deducted from your salary each pay period, and the final actual tax liability amount calculated by the tax consultant.  However, you will be responsible for any income and social security tax related to income earned by your spouse or dependents in the home and host countries.

•
You also will be responsible to pay any fees, penalties, or interest incurred in the preparation of your tax return which may result in processing delays caused by your untimely actions.  This includes fees and other expenses associated with an extension you may request.

If you have dual citizenship or another situation in which you have a tax obligation to more than two jurisdictions, then Walgreens will review the application of the tax equalization policy on a case‑by‑case basis.  Also, if you receive a social stipend in your host country, then you will be required to return that to the company as part of the tax normalization process.

Tax Return Preparation

To help you understand the tax assistance policy, as well as to help you meet all filing and reporting requirements during your global assignment, Walgreens has retained at company expense an international tax consultant for the following services:

•	Preparation of your home country and host country tax returns during your assignment, until you no longer have tax liability in your host country; and
•	Assistance with tax authority examination (including routine inquiries and correspondence) of such returns to the extent such examination relates to company-paid income or reimbursed expenses.

Although Walgreens provides you with such assistance, you are responsible for complying with all home/host country filing requirements in a timely manner.  All information disclosed by you to the consulting firm will be treated confidentially.

Tax return preparation may also be provided for additional year(s) deemed necessary by Walgreens.  The company reserves the right to continue providing tax preparation services to you beyond your assignment date based on the company's ability to recover tax attributes in the affected countries.

Walgreen Co.--

Mobility Premium

The mobility premium is paid in certain assignment locations where an entity needs to be established and little support has been built into current operations in the host country.  The mobility premium, if applicable, is 10% of the base salary, rounded up to the nearest $1,000. The mobility premium must be separately approved by the Chief Human Resources Officer, and will be consistently applied only when necessary to achieve the business objectives of the assignment.

Hardship Premium

The hardship premium is paid in certain assignment locations, to recognize the difficult living, working, climatic conditions and physical hardships you may experience while on assignment.  The allowance is established by Walgreens designated data provider from actual cost surveys in these communities.  The provider updates adjustments periodically due to changing world conditions and competitive developments.

Repayment Agreement

We consider the employees that we relocate to be valuable assets to Walgreens.  As an indication of your understanding of the relocation program, you are required to sign an agreement to repay certain relocation allowances, costs, and reimbursements should you voluntarily or involuntarily (except in the event of a permanent reduction in force or job elimination) leave our employment within a specific time period after your assignment begins.  Regardless of the circumstances of your termination, Walgreens will pay for reasonable expenses incurred for your return to the home country (inclusive of your dependents and household goods), but not to a secondary location.  Walgreens will provide you with the Repayment Agreement, which you must sign and return as soon as you have agreed to relocate.  Funds associated with this assignment policy will not be disbursed to you until the Repayment Agreement has been signed and is on file.

Retention of any payments made under the relocation program is expressly conditioned on your continued employment with Walgreens.  It is understood that nothing in this policy guarantees that Walgreens will employ you for any specified period of time.

Relocation Expenses Allowance

After signing your Repayment Agreement, you will receive a lump sum allowance in the amount of $30,000 USD designed to cover normal and customary relocation expenses.  The lump sum is designed to reduce record-keeping requirements for your expenses, simplify administrative processes, and provide you with the maximum flexibility to manage your own cash flow during your relocation.  If your actual expenses are less than the lump sum, you may retain the unused portion.  Conversely, if your expenses exceed the lump sum, you will be responsible for these costs.  No receipts are required to obtain this allowance.

The allowance will be grossed‑up for the additional tax liability and is expected to cover such items as (but not limited to):

•	Automobile/operator registrations and licensing
•	Banking fees/charges for currency exchange
•	House cleaning
•	Immunization and physical exam copays
•	Loss of membership penalties
•	Mail Forwarding
•	Personal insurance
•	Plumbing and electrical modifications
•	Small appliances
•	Special clothing needs due to change in climate
•	Television/media connections
•	Tips and gratuities
•	Transformers and electrical adapters

Home Location Housing

Homeowner

For purposes of this policy, an owned primary residence is defined as:

1.	Was occupied by you and your family, or was being purchased, in the home location prior to the assignment;
2.	Is within normal commuting distance from the home office location; and
3.	Is a year round home (i.e., not a vacation property).

Homesale

If you are going on an assignment expected to be of two years duration or more, you will have the option of either selling or retaining your home.  If you choose to sell your home, you will have 12 months from the date of relocation in which you can elect to utilize Walgreens' relocation management service, Weichert Relocation and Resources (WRRI), to assist you with home marketing, sale, and closing of your primary residence.  Benefits covered under this policy include:

1.	Homesale assistance via Walgreens' Guaranteed Offer Program
2.	Closing Costs - to include broker commission, real estate transfer taxes, legally required inspection fees, title and survey costs, and other reasonable and traditional costs assigned to the seller, mortgage prepayment penalties on the primary mortgage, and home warranty costs
3.	Homesale Incentive
4.	Loss on Sale

The above homesale benefits are outlined in detail in Appendix C.

Careful consideration should be given to the financial and tax implications of selling your primary residence.  Walgreens will not reimburse capital gains tax levied on the sale of residential real estate, duplicate housing payments, or reimbursement of any other expenses related to owning two houses at one time.

Retaining Your Home

If you choose to retain your home and your family accompanies you on assignment, Walgreens will provide property management services to ensure that your home is properly maintained in your absence.  Walgreens covers the following services by a Walgreens-authorized property management service provider:

•	Quarterly home inspections
•	Tenant move-in and move-out inspection
•
Rented home management:  screen potential tenants for owner  approval, negotiate and prepare lease for owner to execute, collect rent, collect and disperse all security monies in accordance with state/county law on owner's behalf and with owner's direct instruction

•	Repair and maintenance services coordination
•	Customized insurance program (rates paid by the homeowner)
•	Financial management
•	Vacancy insurance (rates paid by Walgreens)

If you choose to retain your primary residence and leave your home vacant, Walgreens will pay applicable property management fees for services unique to this situation.

Beyond securing the services of property management, and paying the vendor, Walgreens assumes no liability for your home during the assignment.  All homeowner obligations remain your responsibility in their entirety, including, but not limited to, all costs of maintenance, repairs, insurance, and payment of state and federal taxes which may become due.

Renter

If you must break your lease in your home country location as a result of accepting a global assignment, you will be reimbursed for fees or rental loss charges levied by the landlord, for the remainder of the lease.

Costs of Moving to Host Location

There are many expenses associated with moving to your host location.  Walgreens will provide payment or reimbursement of reasonable expenses associated with your move.

Shipment of Household Goods

Walgreens will pay for shipping your household goods from/to the home country to/from the host country.  The most effective method of shipment will be used from the home country to the host country.  Covered expenses include the cost of packing, shipping, standard import or customs fees, and unpacking the household goods.  Weight and volume limits for shipments are outlined below.  Both the collection (in the home country) and delivery (in the host country) of goods is limited to one location (your principal residence).

Walgreen Co.--
	Assignee Only	Accompanied Assignee* (Assignee and one dependent)
Air Shipment	D Container, approximately 62 cubic feet gross (typically holds 300-400 lbs.)	LDN Container, approximately 95 cubic feet gross (typically holds 400-500 lbs.)
Surface Shipment **	20 foot / 3 meter container (Typically holds 6,000-7,000 lbs. or equivalent to a 2‑3 bedroom apartment)	40 foot container (Typically holds 14,000-16,000 lbs. or equivalent to a 3‑4 bedroom home)
* For each additional dependent, shipment is increased by 150 lbs., subject to space limits within appropriate containers
**Where movement is possible by truck as an overland move, no air shipments will be made, and additional surface shipment will be permitted to include the volume of the air-shipment not utilized.

A list of excludable items that applies to all types of shipping and insurance is detailed in Appendix B.

When you repatriate, you will be responsible for any import duty payable on goods purchased during the assignment, as well as any shipment costs for items outside of the limits outlined above, however, the Relocation Expense Allowance included in this policy is designed for this purpose.

Temporary Living

You may be eligible for up to a maximum of 30 days of temporary living in the host location in the event your household goods have not arrived in the host location concurrent to your assignment start date.

Walgreens will reimburse for expenses (including lodging and meals) in accordance with Walgreens' business travel policy for you and any accompanying dependents.

Furniture Budget

Walgreens assumes that you will procure furnished housing in the host location where available.  If furnished is unavailable and you procure a property that is unfurnished, Walgreens understands that shipping your furniture to the host location may not be feasible.  Circumstantially, if you do not ship your own furniture via surface shipment (as outlined in the above section Shipment of Household Goods), Walgreens will provide a furniture budget for you to either rent or purchase furniture in the host location.  If you choose to rent furniture, Weichert can coordinate furniture rental services on your behalf through Cort Furniture Rental.

The furniture budget will be estimated by a Walgreens' designated data provider, based on family size to determine a suitable, yet standard set of household furnishings for a typical home in the host location.

The furniture budget will replace the need for surface shipment of your household goods.  Therefore, if you receive a furniture budget, Walgreens will not cover surface shipment costs to the host country upon expatriation nor back to the home country upon repatriation.

Upon completion of the assignment, you may keep any proceeds you may receive, if applicable.

This benefit will be grossed‑up for the additional tax liability.

Insurance

You are required to prepare inventories of those goods shipped and of those stored, including replacement values and full item descriptions.  Walgreens provides moving insurance based on estimated replacement values of goods.  Walgreens assumes no direct liability for the damage of goods during shipment or storage.

Walgreen Co.--

Household Pets

You are responsible for costs associated with the shipment of domesticated household pets, subject to host country regulations.  Domestic pets are defined as those normally found living in a house with the family members, such as dogs and cats.  All costs (for example, pet carriers, kenneling, customs, quarantine, licenses, and required health immunizations) are your responsibility, however the Relocation Expense Allowance included in this policy is designed for this purpose.

You are responsible for making any arrangements regarding the shipment of pets and must take full responsibility for the safe arrival of the pets.  Note: your designated assignment counselor can help you become educated on the costs, customs, importation and quarantine restrictions, and requirements for bringing animals into the host country and for returning animals to your home country.

Automobiles

Walgreens assumes that employees who are bound for international transfers will dispose of, and not ship their personal automobiles.  This policy does not cover all other vehicles including recreational vehicles, motorcycles, etc.  For most locations, Walgreens reimburses neither for shipping an automobile to the transfer location nor for storing an automobile at home.

When you sell your personal automobiles, Walgreens will reimburse the lesser of the difference between average retail value and either average wholesale value or actual sale price.  The wholesale and retail value is determined by a Walgreens' selected published source.  In the absence of published data, Walgreens will establish values based on best judgment of the market.

Walgreens will provide reimbursement for the sale of one automobile if the employee is single and two if married and the spouse/partner is accompanying the employee for the duration of the assignment.  The reimbursement will be up to a maximum of $5,000 USD for each automobile.  You will be reimbursed at the rate stated in the previous paragraph for up to a maximum of two automobiles.  No reimbursement will occur if the vehicle is sold to a family member.

If you are relocating intra-continent, Walgreens will pay for the shipment of one vehicle.  Please note that regulations vary by country as to whether the shipment of a vehicle is allowed.

Vehicle Lease Cancellation

If you are leasing a vehicle at the time of the assignment and the lease contains a cancellation clause, you will be reimbursed for actual lease cancellation fees up to a maximum of $5,000 USD from the time the dealership is notified that you are relocating.

The following must be supplied to receive lease cancellation reimbursement:

•	Your canceled check in payment of any cancellation charge
•	Your lease
•	A legal document from the dealership releasing you from all lease obligations, including cancellation charges

Walgreen Co.--

Host Country Transportation

Depending on the host country's local practices and requirements, Walgreens may cover transportation costs (grossed‑up for the additional tax liability) in the host country in one of the following ways:

•	Pay a transportation differential to recognize any additional costs needed to lease/own and operate (i.e., gas and maintenance) a personal automobile in the host country.
•	In hardship locations, Walgreens may provide a car with a driver if it is local custom or warranted based on security concerns (limited to one car with driver).

Educational Assistance Allowance

If you have authorized accompanying dependents, assistance with dependent schooling may be provided for any dependents who are of the age to attend K through grade 12, based on the home country educational system.

Primary and Secondary Education

The definition of primary and secondary education is based on that of your home country.  In the event your children have not yet completed secondary education (normally by age 18), you will be reimbursed on an annual basis for each year you are on assignment for the following educational expenses:

•	Tuition, registration, and applications fees
•	Required textbooks

Educational reimbursements or allowances will be grossed‑up for the additional tax liability.

Pre-School

Pre-school is defined as up to a maximum of two years before compulsory primary school starts (see section entitled "Primary and Secondary Education").  Walgreens will not reimburse you for the costs associated with pre-school.

Tertiary Education

Tertiary education is defined as any education undertaken after the end of secondary education (see section entitled "Primary and Secondary Education").  Costs for tertiary education (such as university) will not be reimbursed.

Spousal/Partner Career Assistance

Walgreens recognizes that accompanying spouses/partners on assignment undergo significant disruption to their personal lives and careers.  Therefore, Walgreens provides financial assistance to spouses/partners to further personal development, seek employment, or secure work permits in the host country.  The spouse/partner will be reimbursed up to $5,000 USD to be submitted on an expense report with related receipts in the host location.

This benefit will be grossed-up to cover the additional tax liability.

Walgreen Co.--

Effect on Other Compensation and Benefits Plans

Relocation reimbursements, allowances and other "additional income" paid to you will not be considered as earnings for determining compensation awards, benefits coverage, or deductions.

DESTINATION SERVICES

At Walgreens' discretion, you will be provided destination services in the host location, to assist you with settling into the new environment and complying with local requirements.

This typically includes:

•	Home-finding assistance and lease negotiation;
•	Transportation advice;
•	Telecommunication and utility installation guidance;
•	Area orientation;
•	Assistance with opening bank accounts, obtaining driver's licenses, local government paperwork, etc.;
•	Health care and leisure activity guidance;
•	Move in and move out procedures, as required;
•	The relocation company support services are extended to include assistance for dependents (i.e., the selection of schools for accompanying children).

Health and Welfare Benefits

Where possible, you will remain on home country benefit plans, including retirement, medical and dental, life insurance, etc.  In some instances it may be necessary to make alternate arrangements, depending on the laws in the host country, most commonly with medical insurance (see below).

Medical Insurance

You and your family (if covered by your medical plan and even if they are not accompanying the assignee) should have available medical and dental coverage comparable to that in existence at the home country.   In most cases, you will be able to continue coverage under your existing home country medical plan with a global policy.  You may be required to complete an application for coverage for you and your dependents.  If you cannot be maintained in the home country medical plan during the assignment, the host country plan should be applied if possible under the same terms as those offered to host country peers.  If the host country plan benefits are not comparable in quality, then an alternative custom plan may be offered.   Alternative custom arrangements may have to be made for family dependents remaining in the home country.

Walgreen Co.--

Employee Assistance Program ("EAP")

Walgreens maintains an Employee Assistance Program which provides confidential professional assistance involving personal situations for you and your accompanying family members.

Moving internationally can be a stressful life experience, which impacts physical and emotional health and family life.  You are encouraged to use the Employee Assistance Program for counseling and assistance.   Please contact Walgreens Healthcare Innovation for country-specific EAP program information.

Additional Insurance

Obtaining various insurance (i.e., personal property, auto, and liability), obtaining credit and purchase of an automobile (where appropriate) can be a challenge in a foreign location.  Walgreens pays on your behalf for a membership in AIG International's programs for international assignees.  Benefits of the program can address concerns like those mentioned above, as well as emergency assistance programs, limited accidental death and evacuation insurance, and easy access to other types of insurance coverage.  Note that any insurance provision, unless specifically noted in the Letter of Agreement, this policy, or standard Walgreens benefits, should be assumed not to be provided.  It is up to you to investigate and determine what level and type of insurance is necessary.  Any insurance coverage not noted in this policy, the Letter of Agreement, or standard Walgreens benefits as paid by Walgreens will be paid at your own expense.

Leave and Time-Off Benefits

During the global assignment, your leave entitlements will generally be in accordance with Walgreens policy and practice in the home country.  Exceptions to this general rule are any leave entitlements stated in other sections of this policy, (settling-in-time, public holidays, home leave, and emergency leave).

Settling-in Time

You will be allowed an additional five days of paid time off to pack, unpack, and to attend personal business such as obtain a driver's permit, open a bank account, register with local police, register with the home country consulate, or other required formalities.

Working Schedule and Public Holidays

You are subject to all local rules regarding working hours and practices, as well as the local public and business holiday schedule of the host country business unit.

Home Leave

To allow you and your family the opportunity to remain connected to the home country, Walgreens strongly encourages you and your family to take home leave each year.  In addition, to facilitate repatriation, Walgreens encourages scheduling the home leave in conjunction with a trip to the home country business unit.  Home leave should not normally be taken within six months of the start and end of the assignment.

Walgreen Co.--

You and your accompanying family members are eligible for the choice of:

•
one home leave trip per 12-month period to the United States (beginning on the first day of the assignment).  The Company will reimburse round-trip airfare, hotel and ground transportation for you and your accompanying family members, per Walgreens travel policy, or

•	an annual allowance estimated at the time of travel based on the above criteria and paid out in a lump sum upon receipt of home leave itinerary

If the method of payment chosen is direct reimbursement and the location booked is different from the original home location and incurs a greater cost, the excess will be at the assignee's expense.  If the location is different and the cost is lower, the lower cost will be reimbursed by the Company.  Careful consideration should be made to the choice of how the Home Leave Allowance will be paid out as well as where the final home leave destination is ultimately booked due to calculations of taxable income.

The Company will not allow the carryover of any unused home leave trips.  You are expected to obtain pre-approval for your specific travel dates and visit the Company and coordinate your travel with business trips.  Paid leave for each home leave trip will be deducted from your paid time off credits in your home country payroll.

Family Visitation

If you either support dependent children or have non-dependent children under the age of 18, who live away from the host country, Walgreens will pay for round-trip economy class airfare for them to visit the host location twice per assignment year.  If your spouse/partner does not accompany you to the host location, Walgreens will pay for round-trip economy class airfare for them to visit the host location twice per assignment year.

Emergency Leave

As a result of a serious illness or death of an immediate family member (see Walgreens Funeral Leave policy for definition of "immediate family member"), provisions will be made for you and your accompanying family members, including biological children of either the assignee or born into a marriage that occurred during assignment, living at the host location to return to your home location.  If you are going to a location other than the home country, any travel expenses that exceed the cost of traveling to the home location are your responsibility.

You will be reimbursed for a round-trip economy class airfare, up to five days of reasonable rental car expenses (excluding gas, oil, tolls, and parking) in accordance with Walgreens' business travel policy, as well as transportation to and from the airport, airport taxes, and other direct route transportation costs.

Emergency Evacuation and Safety

In the event of an emergency evacuation due to war, civil strife, sabotage, or natural disasters, Walgreens will designate an evacuation site for you and accompanying family members, which will be arranged through the designated service coordinator.  You and your family members will be compensated for all transportation and living expenses while placed at the evacuation site.  Should safe return to the host country in a reasonable period be unlikely, Walgreens will arrange for return to the home country.

You should familiarize yourself with the emergency and evacuation plan for Walgreens at the host location, as well as with the general safety and security guidelines for the host location.  You also should check with your medical insurance carrier as there may be additional services provided as part of your benefits.

End of the Assignment

The assignment ends when you:

•	Repatriate to the home country to take up a new position with Walgreens;
•	Begin a new assignment with Walgreens;
•	Become a local hire at the host location or transfer permanently to a new location; or
•	End employment with Walgreens (e.g., resignation, termination, retirement, or death).

On the assignment end date, Walgreens generally discontinues any global assignment adjustments and benefits.  However, you may be eligible for some other benefits that will differ depending on which one of the scenarios above applies.

Repatriation Process

Walgreens is committed to providing assistance to you upon repatriation that will ensure a successful return to the home country.  In order to facilitate successful re-entry on a personal and professional level, Walgreens provides assistance with the move as well as with re-settling into the home country.

At the end of the assignment, you and authorized family members are typically eligible to return to the home country under certain provisions of the policy that were in effect on the assignment start date,  including certain items as outlined below.  All provisions will be approved by Walgreens in advance of the move.

Position Within Walgreens:  Post-Assignment

Walgreens seeks to provide to you a job that is compatible with your education, experience, and career objectives.  However, timing and availability of positions may require that you accept an interim job.  Every effort will be made to provide you with the most appropriate job.

Lease Termination

Walgreens will reimburse you for the unexpected costs to move out of your leased home in the host country in accordance with local norms.  This may include:  disconnection of utilities/telephone, closing of bank accounts, and automobile lease termination costs.
As Walgreens paid the security deposit upon securing your lease at the beginning of your assignment, you are required to return the full security deposit Walgreens paid on your behalf.  You will be responsible for the loss of any security deposit due to neglect or damage caused by you.

Walgreen Co.--

Cultural Re-integration Assistance

To facilitate the process of moving back to your home country, Walgreens will provide a one-day program in efforts to prepare you and your accompanying family members for the differences that may be experienced in living, work, and school surroundings.  The program is designed to assist in setting realistic expectations about returning home and adapting to daily living in the home environment.

Return Shipment of Household Goods

The return shipment of household goods and personal effects follow the same shipment guidelines that were provided at the beginning of the assignment when traveling to the host location.  The maximum allowable weight of normal personal and household effects will be limited to the net weight originally shipped to the host country plus 10% for each year spent in the host location, subject to the container limits specified in the table under "Shipment of Household Goods."

Duty fees are not paid on normal, personal, and household effects that were originally shipped from the home country to the host country.  Any new items purchased at the host location, for example normal, personal, and household effects, liquor, jewelry, art objects, silverware, etc., may be subject to duty fees at the time of repatriation.  You will be responsible for those fees. The Miscellaneous Repatriation Allowance included in this policy is designed for additional expenses such as these.

Total insured value for normal, personal, and household effects will be determined by Walgreens, in conjunction with the assigned international moving company.  The insured value may change at the discretion of Walgreens.  Except for the normal insurance coverage provided by Walgreens, your household goods are moved at your own risk.  You should provide a detailed list of all of your household goods to your global assignment counselor to make sure that the appropriate insurance coverage can be provided.

In the event that you cannot accept delivery of your normal, personal, and household effects within the time and geographical limitations of the original insurance certificate, then you should contact your global assignment counselor immediately to arrange for an exception of the insurance policy.  Walgreens' decision to pay for any additional costs as a result of this type of change will be determined based on your circumstances at the time of the request.

Furniture Allowance

If Walgreens provided you a furniture allowance in lieu of a surface shipment of household goods for you to either rent or purchase furniture in the host location upon expatriation, you must return rented furniture or sell/dispose of purchased furniture.  You may keep any proceeds you receive, if applicable.

Walgreens will not cover surface shipment costs back to the home country upon repatriation.

Return Travel Expenses

You and your accompanying family members will be reimbursed for costs associated with return travel to your home country in accordance with Walgreens' business travel policy and guidelines provided for the trip to the host country at the beginning of the assignment.

Spousal/Partner Career Assistance

Walgreens will provide financial assistance to spouses/partners to seek personal development or employment upon repatriation in the home country.  This allowance is the same as the Spousal/Partner Career Assistance allowance covered earlier in the amount of $5,000 USD and will be grossed‑up.

Rental Home Finding Assistance

If you return to your home country and your home is not available, Walgreens will provide professional home/rental finding assistance upon return to the home location.  Any customary rental finding fees will be covered.

You will be provided with costs associated with temporary living according to the same provisions outlined at the beginning of the assignment up to 30 days.

Medical Examinations

For long-term assignments, it is recommended that you have a medical examination within one month of returning to the home location. You will be expected to pay for these expenses directly, offset by the Repatriation Relocation Expenses Allowance for which you are eligible.

Relocation Expenses Allowance

Walgreens will pay a Relocation Allowance to cover incidental expenses related to the return move not reimbursable under other provisions of the policy.  The repatriation allowance is a lump-sum payment of $30,000 USD and will be grossed up.

If you should voluntarily resign from Walgreens or are terminated for a criminal or dishonest act or violation of Walgreens' guidelines within 12 months of repatriation, repayment of expenses paid on your behalf is required according to the terms of the Repayment Agreement.

Sequential Assignments

If you are sent on a sequential temporary assignment, under the terms of this policy or other international assignment policies, you are subject to the terms and conditions relating to the new assignment, based on the relevant policy in place at that time.  All benefits related to the current assignment cease.  The terms and conditions granted for the new assignment are to be derived from the relevant policy.

Conversion to the Permanent International Transfer Policy

If such a change in status is approved, you will be placed on the local payroll and receive local compensation and benefits.

Walgreen Co.--

Termination

You will be required to repay the following expenses paid on your behalf should you voluntarily resign from Walgreens or are terminated for a criminal or dishonest act or violation of Walgreens' policy:

•	Gross‑up assistance
•	Tax assistance

You will not be required to repay the following adjustments associated with cost differentials in the host country v. home country:

•	Housing
•	Goods and services
•	Vehicle
•	Cost of living

Involuntary Termination

In the event that you are involuntarily terminated (for cause or otherwise), the only benefits you will be eligible for are as follows:

•	Most economical economy class airfare (in accordance with Walgreens business travel policy) to the original home country location only for you and any accompanying dependents; and
•	Shipment of household goods to the original home country location as described in this policy.

No other benefits will be provided.  Host housing lease cancellation, airfare and shipment of household goods may not be required to be repaid as part of Repayment Agreement.

To be eligible for the transportation and shipping benefits, they must occur within a period of 30 days after the effective date of termination.  Should you not choose to exercise the option of transportation and moving expense outlined above, no substitute payment will be made nor extensions authorized.

Any separation pay will be issued in accordance with the then-current home country policy.  The Company reserves the right to pay severance in the most effective manner, either in the host country or upon your return to the home country.

Voluntary Termination

If you terminate employment voluntarily while on a global assignment, you are expected to give a minimum notice of 30 days.  The only benefits you will be eligible for are as follows:

•	Most economical airfare (in accordance with Walgreens business travel policy) to the original home country location only for you and any accompanying dependents; and
•	Shipment of household goods to the original home country location as described in this policy.

Walgreen Co.--

No other benefits will be provided.  Airfare and shipment of household goods will not be required to be repaid as part of Repayment Agreement.

Please note that your visa status is immediately affected upon termination of your employment with Walgreens.  Therefore, you should contact the local U.S. Consulate Office in order to discuss your status within 30 days of your effective termination date.

You will still be responsible for home and host tax responsibilities through your separation date.

Retirement

If you retire at the end of the assignment, you will be eligible for the remaining benefits as outlined in the Letter of Agreement.   However, if you do not wish to return to your home country upon retirement, Walgreens, at its discretion, may provide the same benefits to relocate you and accompanying family to your destination of choice up to the equivalent cost of repatriation excluding tax equalization.

Any retirement pay will be issued in accordance with the then-current home country policy.  Any retirement pay will be disbursed upon your return to the home country.

Death on Assignment

If you die while on assignment, the accompanying spouse and family will be entitled to all the benefits they would have received if you had repatriated to the home country and, at Walgreens' discretion, any other assistance that is deemed appropriate.

Automobiles

Walgreens provides you with protection for the disposal of up to two personal automobiles at the host location, and will assist you with the acquisition of replacement vehicles at the home country upon repatriation, in the same manner as described in the Costs of Moving to Host Location section of this policy.

Tax Consequences of Remaining in the Host Country

Should you decide to remain in the host country upon retirement or separation, you should consult with your international tax consultant to review the tax consequences.  Walgreens will determine how your tax obligation will be managed upon separation or retirement.

Walgreen Co.--
Appendix A – Terminology

Base Salary
Your standard monthly salary (excluding adjusted compensation, bonuses, deferred compensation, adjustments, reimbursement, etc.) as determined by established salary administration policies in the home country.

Compensation Balance Sheet
An international compensation tool used to initiate payroll changes between the home/host countries and document base salary adjustments and deductions.  The balance sheet is also used to determine the distribution of your compensation between the home/host countries.

Dependents
Dependents are defined as the members of your immediate family sharing the residence with you in a bona fide dependency status; e.g., legal spouse, children, or other relatives whose status qualifies as dependency under tax/legal statutes in the home country and Walgreens entity.  A legal spouse is one who has legal spouse recognition/rights from your home-country government.  This does not include common-law marriage unless the home country recognizes it (usually with a certificate) as a legal marriage.

Destination Services
Provider hired by WRRI in host country to assist you and your family with home finding, schools, and other desires to ensure settling in to a productive and successful assignment in host country using skill, legitimacy, and resources.

EAP	"Employee Assistance Program." Telephonic and face-to-face counseling and referrals, as well as unlimited web-based resources for mental health and work life issues.
Expatriation	The process of taking up residence in a foreign country.
Family Size on Assignment	A number that includes you and your accompanying dependents. Assignment adjustments and reimbursements are based on the family size while on assignment.
Gross‑Up	Relocation expenses that are added to your earnings as taxable income to you. Walgreens will make a "Tax Gross‑Up" payment on your behalf to cover some of the additional taxes that are due.
Home Country	The country where your contract of employment and payroll resides, where applicable.
Host Country	The country where the international assignment is located.
Housing Norm	Hypothetical calculation made up of housing expenses that help define the difference in accommodation costs between the home and host countries.
Hypothetical Tax
A negative compensation item (deduction), which is your contribution to the overall tax liability (the balance of which is paid by Walgreens).  It is based on the tax (and social security) liability that you would have paid if the assignment did not take place.

International Assignee	You, the team member who, at the request of Walgreens, undertakes an assignment outside of the home country with the intention of returning.
International Assignment Checklist	WRRI-provided list for use in preparation for a successful assignment in the host country.
Letter of Agreement/ Letter of Assignment
Statement of the terms and conditions that are to apply for the duration of the assignment.  The letter is an amendment to your current terms and conditions (Company offer letter) but is not either an explicit or implied contract of employment.  Sometimes referred to as an "Assignment Letter" or a "Terms and Conditions Letter."

Mentor
A Walgreen-assigned peer who guides your professional development by sharing expertise, values, skills, personal experiences, job knowledge, and friendship.  Point of contact for information about the office, office procedures, and be a source of support, advice, and encouragement.

Primary Residence
The location in which you reside full-time prior to the assignment.  Must be occupied by you and your family, or was being purchased, in the home location prior to the assignment.  Must be within normal commuting distance from the home office location and is a year-round home (i.e., not a vacation property).

Property Management
A third party vendor hired by Walgreens to manage your property in the home country while on assignment in the host country.  Services include, but are not limited to, leasing and tenant relations, financial management, and field services.

Relocation	The physical movement of both you and your accompanying family and their household goods from the home country to the host country.
Repatriation	You and your family return to the home country or a new assignment at the completion of the current assignment.
Repayment Agreement
A Repayment Agreement that specifies repayment of specific relocation expenses should your employment status with Walgreens change while on assignment.  Must be signed by you before your assignment can be initiated or any relocation allowances paid.

Tax Assistance
Approach through which your combined home/host country tax liability on Walgreens income is no greater than the normal home country tax liability you would have incurred on that same income.  Walgreens will pay the difference, if any.

Tertiary Education	Secondary education, following high school (i.e., college, tech school, graduation programs, etc.)
Totalization Agreement
An agreement between the home and host countries that allows you to pay social security in only one of the countries, not both.  If the home and host countries have this agreement in place, then the social security payments will be maintained in the home country.

Walgreen Co.--